Exhibit 99.2

                                 CYTOMEDIX, INC.
                       NOMINATING AND CORPORATE GOVERNANCE

                                COMMITTEE CHARTER

Membership and Organization

The members of the Governance Committee shall be comprised of not less than two and not more than five directors. The Committee members shall meet the independence and other requirements established by law, the rules and regulations of the Securities and Exchange Commission, and the American Stock Exchange listing standards. The members of the Governance Committee shall be appointed by the Board of Directors. The Committee shall make regular reports to the Board of Directors and shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board.

Authority and Responsibilities

The Governance Committee shall have the following duties and authority:

(1) Review and recommend to the Board of Directors with regard to policies for the composition of the Board, including but not limited to considerations such as:

      (a)   the size of the Board;

      (b) the qualifications for new or continuing membership on the Board of Directors; and

      (c) the proportion of the Board to be comprised of non-management directors.

(2) Review any director nominee candidates recommended by any director or executive officer of the Company, or by any shareholder if made in accordance with the the Company's Certificate of Incorporation, By-Laws and applicable law;

(3) Identify, interview and evaluate director nominee candidates and have sole authority to (a) retain and terminate any search firm to be used to assist the Committee in identifying director candidates and (b) approve the search firm's fees and other retention terms;

(4) Recommend to the Board the slate of director nominees to be presented by the Board for election at the Annual Meeting of Stockholders, the director nominees to fill vacancies on the Board, and the members of each Board Committee. The Committee shall consider a nominee's experience, employment, background, independence and other relevant factors, and no one factor shall be determinative. The Committee will seek to create a Board that is as a whole strong in its collective knowledge and diversity of skills and experiences. When the Committee reviews a potential new candidate, the Committee will look specifically at the candidiate's qualifications in light of the needs of the Board at that time. The Committee will evaluate shareholder candidates in the same manner as candidates from all other sources. In evaluating candidates recommended by shareholders, the Company will consider the relationship of the submitting shareholder to the Company and the relationship of the nominee to the shareholder and to the Company.

(5) Lead the annual review of Board of Director performance and effectiveness and make recommendations to the Board as appropriate;

(6) Review and recommend corporate governance policies and principles for the Company, including those relating to the structure and operations of the Board of Directors and its Committees;

(7) Take such other actions and perform such services as may be referred to it from time to time by the Board of Directors.

Meetings

The Committee shall meet at least annually and more frequently as necessary or appropriate. Special meetings of the Committee may be called on two hours notice by the Committee Chairman. A majority of the Committee shall constitute a quorum, and the Committee shall act only on the affirmative vote of a majority of the members present at the meeting. The Committee shall maintain minutes of all meetings documenting its activities and recommendations to the Board.

Outside Advisors

The Committee may, as it deems necessary or appropriate and at the Corporation's expense, obtain advice and assistance from internal or external legal or other advisors.

Charter Recommendation

Annually review and assess the adequacy of the Committee Charter and make recommendations to the Board of Directors relating to the Committee's Charter and the Committee's core meeting agenda for the upcoming year.

Performance Review

The Committee shall perform an annual review of the performance of the Committee.